Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights for the Acquired and Acquiring Fund" and in Sections 4.1(i) and 4.2(h) of "Representations and Warranties" in Appendix A in the Proxy Statement/Prospectus of SBL Fund, relating to the reorganization of Series G into Series Y and to the incorporation by reference of our report dated February 10, 2006 (except for Note 9, as to which the date is February 21, 2006), with respect to the financial statements and financial highlights of each series of SBL Fund in this Registration Statement (Form N-14), filed with the Securities and Exchange Commission.


                                                        /s/ Ernst & Young LLP

Kansas City, Missouri
March 3, 2006